Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, September 25, 2008

STAR BUFFET, INC. FILES FORM 10-Q

FOR SECOND QUARTER FY 2009

SCOTTSDALE, AZ – September 25, 2008 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its second quarter of fiscal 2009 ending August 11, 2008. Star Buffet, Inc. had revenues of $24.2 million and net income of $393,000, or $0.12 per share on a diluted basis of 3,213,075 of shares outstanding for the twelve weeks ended August 11, 2008 and revenues of $57.4 million and net income of $928,000, or $0.29 per share on a diluted basis of 3,213,719 of shares outstanding for the twenty-eight weeks ended August 11, 2008.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of September 25, 2008, Star Buffet, through its subsidiaries, operates 20 Barnhill’s Buffet restaurants, 12 franchised HomeTown Buffets, six JB’s restaurants, four 4B’s restaurants, three BuddyFreddys restaurants, three Western Sizzlin restaurants, two Whistle Junction restaurants, two Holiday House restaurants, two K-BOB’S Steakhouses, two JJ North’s Grand Buffets, two Casa Bonita Mexican theme restaurants, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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